----------------------------------------
                                                     OMB APPROVAL
                                        OMB Number             3235-0104
                                        Expires:            December 31, 2001
                                        Estimated average burden hours
                                        per response . . . . . . . . . . . 0.5
                                        ----------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Graham                John                    Douglas
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

c/o Cross Media Marketing Corporation
461 Fifth Avenue, 19th Floor
--------------------------------------------------------------------------------
                                    (Street)

  New York                NY                    10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

8/6/02
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

Cross Media Marketing Corporation (XMM)
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             |_|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)
-------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

================================================================================

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
NO SECURITIES OWNED
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (3-99)

            Potential persons who are to respond to the collection of
             information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:




The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

          /S/ John Douglas Graham                            August 15, 2002
---------------------------------------------            -----------------------
      ** Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                                                          Page 2